Exhibit 99.1
Mannatech Reports Fourth Quarter 2017 Financial Results

(COPPELL, Texas) March 26, 2018 - Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, today announced financial results for its fourth quarter of 2017.

Quarter End Results

Fourth quarter net sales for 2017 were $46.4 million, an increase of $3.8 million, or 8.9%, as compared to $42.6 million in the fourth quarter of 2016. Income (loss) from operations increased to $1.1 million for the fourth quarter 2017, from ($0.2) million in the same period in 2016. Net (loss) was ($3.7) million, or ($1.37) per diluted share, for the fourth quarter 2017, as compared to ($1.1) million, or ($0.42) per diluted share, for the fourth quarter 2016.

On July 1, 2017, we revised our 2017 Associate Compensation Plan, which was designed to stimulate business growth and development for our active business building associates and to maximize the buying experience for our preferred customers. In doing so, the Company hopes to better utilize commission dollars to stimulate Company growth.  The 2017 Associate Compensation Plan provides revised income streams, new leadership levels and titles, and modified various volume requirements for our associates. In addition, the 2017 Associate Compensation Plan re-designated members as preferred customers and modified their pricing structure.

For the three months ended December 31, 2017, Mannatech’s operations outside of Americas accounted for approximately 67.5% of Mannatech’s consolidated net sales.

For the three months ended December 31, 2017 and 2016, net sales for North America and South America ("the Americas") decreased by $1.1 million, or 6.8%, to $15.1 million, as compared to $16.2 million for the same period in 2016. In constant dollars (a non-GAAP financial measure), fourth quarter 2017 net sales would have been remained the same at $15.1 million.

For the three months ended December 31, 2017, Asia/Pacific net sales increased by $4.8 million, or 20.9%, to $27.8 million, as compared to $23.0 million for the same period in 2016. Net sales comparisons for the fourth quarter were affected by the impact of fluctuations in foreign currency exchange rates. In constant dollars (a non-GAAP financial measure), fourth quarter 2017 net sales would have been $0.8 million lower, or $27.0 million. The currency impact was primarily due to the appreciation of the Korean Won and Australian Dollar, partially offset by the depreciation of the Japanese Yen.

For the three months ended December 31, 2017, net sales for Europe, the Middle East and Africa (“EMEA”) increased by $0.1 million, or 2.9%, to $3.5 million, as compared to $3.4 million for the same period in 2016. In constant dollars (a non-GAAP financial measure), net sales for the fourth quarter 2017 would have been $0.2 million lower, or $3.3 million. The currency impact was primarily due to the appreciation of the Euro and South African Rand.

As a result of higher sales, product mix and favorable exchange rates, gross profit increased by $2.2 million to $36.5 million for the three months ended December 31, 2017, as compared to $34.3 million for the same period in 2016.

Due to transition costs associated with implementing the 2017 Associate Compensation Plan, commissions as a percentage of net sales were 40.6% for the three months ended December 31, 2017, as compared to 39.3% for the same period in the prior year. Incentive costs as a percentage of net sales were 2.8% for the three months ended December 31, 2017, as compared to 3.4% for the same period in 2016.

For the three months ended December 31, 2017, overall selling and administrative expenses decreased by $0.3 million to $8.7 million, as compared to $9.0 million for the same period in 2016. The decrease in selling and administrative expenses consisted primarily of a $0.8 million decrease in payroll related costs and a $0.2 million decrease in stock based compensation expense, partially offset by a $0.5 million increase in marketing costs and $0.2 million increase in warehouse costs as we expand our non-direct selling business in China.

For the three months ended December 31, 2017, other operating costs decreased by $0.7 million to $6.2 million, as compared to $6.9 million for the same period in 2016. The decrease in other operating costs was primarily due to a decrease in legal and consulting fees as well as office expenses.

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act ("Act"). Among other things, the Act changed the U.S. statutory rate to 21% effective January 1, 2018. The income tax provision for the three months ended December 31, 2017 was $4.4 million. We remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. In addition, the one-time transition tax is based on our total unrepatriated earnings and profits not previously subject to U.S. income tax.

The approximate number of new and continuing independent associate and member positions held by individuals in Mannatech’s network and associated with purchases of our packs or products as of December 31, 2017 and 2016 were approximately 215,000 and 222,000, respectively. Recruiting decreased 18.9% in the fourth quarter of 2017 as compared to the fourth quarter of 2016. The number of new independent associate and member positions in the company’s network for the fourth quarter of 2017 was approximately 21,000 as compared to 25,900 in 2016.

Year End Results

Overall net sales decreased $3.6 million, or 2.0%, for 2017, as compared to 2016. During 2017, fluctuations in foreign currency exchange rates had an overall favorable impact on our net sales. During 2017, our net sales declined 3.3% on a Constant dollar basis (a Non-GAAP financial measure); favorable foreign exchange during 2017 caused an increase of $2.3 million. Net loss for 2017 was ($1.8) million, or ($0.66) per diluted share, as compared to ($0.6) million, or ($0.22) per diluted share, for 2016.

For the year ended December 31, 2017, our operations outside of the Americas accounted for approximately 63.7% of our consolidated net sales, whereas in the same period in 2016, our operations outside of the Americas accounted for approximately 61.1% of our consolidated net sales.

Sales for the Americas decreased by $6.0 million, or 8.5%, to $64.2 million for 2017 as compared to $70.2 million for the same period in 2016. During 2017, Asia/Pacific sales increased by $2.6 million, or 2.7%, to $98.8 million, as compared to $96.2 million for 2016. During 2017, EMEA sales decreased by $0.2 million, or 1.4%, to $13.7 million, as compared to $13.9 million for 2016.

Gross profit as a percentage of net sales increased to 79.8% for 2017, as compared to 79.7% for 2016.

Commission expenses increased for the year ended December 31, 2017, by 1.1%, or $0.8 million, to $71.3 million, as compared to $70.5 million for the same period in 2016. Commissions as a percentage of net sales were 40.4% for the year ending December 31, 2017 and 39.1% for the same period in the prior year due to transition costs as we transitioned from our legacy Associate Compensation Plan to the launch of our new Associate Compensation Plan on July 1, 2017.

Incentive costs decreased for the year ended December 31, 2017 by 13.5%, or $0.5 million, to $3.2 million, as compared to $3.7 million, for the same period in 2016. The costs of incentives, as a percentage of net sales increased to 1.8% for the year ended December 31, 2017, as compared to 2.1% for the same period in 2016.

For the year ended December 31, 2017, overall selling and administrative expenses decreased by $1.7 million, or 4.7%, to $35.5 million, as compared to $37.2 million for the same period in 2016. The decrease in selling and administrative expenses consisted of a $1.5 million decrease in payroll related costs as we had a greater number of employees in the prior comparative period, a $0.2 million decrease in marketing costs, and a $0.4 million decrease in stock based compensation expense. These decreases were partially offset by a $0.4 million increase in warehouse costs as we expand our non-direct selling business in China.

For the year ended December 31, 2017, other operating costs decreased by $3.1 million, or 10.5%, to $26.6 million, as compared to $29.7 million for the same period in 2016. For the year ended December 31, 2017, other operating costs, as a percentage of net sales, were 15.1%, as compared to 16.5% for the same period in 2016. The decrease was due to a $1.2 million decrease in travel and entertainment costs, a $0.5 million decrease in legal and consulting fees, a $0.3 million decrease in office expenses, and a $0.2 million decrease in each of the following expense categories: bad debt expense, accounting and auditing fees, and research and development. In addition, the decrease was further caused by a $0.4 million impairment of internally developed software during the third quarter of 2016.

As of December 31, 2017, our cash and cash equivalents increased by 31.4%, or $9.0 million, to $37.7 million from $28.7 million as of December 31, 2016. Cash provided by operating activities increased by $10.0 million for the year ended December 31, 2017 compared to the same period in 2016. During the year ended December 31, 2017, we invested $1.1 million in computer hardware and software, $0.1 million for leasehold improvements and $0.1 million in office furniture and equipment. During this period, our financing activities included repayments of $1.6 million for capital lease obligations, payments of $1.4 million for dividends to shareholders, and repurchases of $0.2 million in common stock.

Our accounts payable balance at December 31, 2017 increased to $6.0 million, compared to $5.2 million at December 31, 2016, primarily due to event costs. At December 31, 2017, our commissions and incentives payable increased to $9.7 million from $8.8 million at December 31, 2016, due to a new schedule of commission payments that was implemented with the rollout of the 2017 Compensation Plan.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant dollar measures. We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

We have included a second non-GAAP measure, which reconciles net loss, as reported to net earnings, as adjusted. This presentation isolates the effects of some items that vary from period to period without any correlation to core operating performance and eliminates certain items that management believes do not reflect the Company’s operations and underlying operational performance. Please see Schedule A: Reconciliation of Non-GAAP Financial Measures (Net Earnings, as Adjusted).

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Tuesday, March 27, 2018 at 9 a.m. CST, 10 a.m. EST. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 2992948.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$37,682	$28,687
Restricted cash	1,514	1,510
Accounts receivable, net of allowance of $582 and $463 in 2017 and 2016, respectively	273	298
Income tax receivable	907	1,587
Inventories, net	9,385	11,961
Prepaid expenses and other current assets	2,607	3,483
Deferred commissions	3,880	3,229
Total current assets	56,248	50,755
Property and equipment, net	3,537	3,611
Construction in progress	777	1,012
Long-term restricted cash	7,565	6,429
Other assets	3,876	4,013
Long-term deferred tax assets, net	4,239	5,368
Total assets	$76,242	$71,188
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$228	$357
Accounts payable	6,008	5,223
Accrued expenses	5,771	5,605
Commissions and incentives payable	9,658	8,799
Taxes payable	2,404	1,040
Current notes payable	815	801
Deferred revenue	8,561	8,156
Total current liabilities	33,445	29,981
Capital leases, excluding current portion	144	261
Long-term deferred tax liabilities	1,147	29
Long-term notes payable	—	567
Other long-term liabilities	1,265	1,465
Total liabilities	36,001	32,303
Commitments and contingencies (Note 11 and Note 12)
Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,742,857 shares issued and 2,702,940 shares outstanding as of December 31, 2017 and 2,758,275 shares issued and 2,688,790 shares outstanding as of December 31, 2016	—	—
Additional paid-in capital	34,928	38,190
Retained earnings	4,190	7,331
Accumulated other comprehensive income	5,984	1,834
Treasury stock, at average cost, 39,917 shares as of December 31, 2017 and 69,485 shares as of December 31, 2016, respectively	(4,861)	(8,470)
Total shareholders’ equity	40,241	38,885
Total liabilities and shareholders’ equity	$76,242	$71,188

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	For the three months ended December 31,		For the years ended December 31,
	2017	2016	2017	2016
Net sales	$46,372	$42,640	$176,696	$180,304
Cost of sales	9,886	8,339	35,667	36,564
Gross profit	36,486	34,301	141,029	143,740
Operating expenses:
Commissions and incentives	20,105	18,195	74,550	74,215
Selling and administrative expenses	8,667	9,018	35,470	37,217
Depreciation and amortization	485	471	1,864	1,898
Other operating costs	6,179	6,887	26,626	29,749
Total operating expenses	35,436	34,571	138,510	143,079
Income (loss) from operations	1,050	(270)	2,519	661
Interest income	216	180	274	174
Other expense, net	(542)	(1,319)	(333)	(1,790)
Income (loss) before income taxes	724	(1,409)	2,460	(955)
Income tax benefit (provision)	(4,440)	279	(4,247)	369
Net loss	$(3,716)	$(1,130)	$(1,787)	$(586)
Earnings per common share:
Basic	$(1.37)	$(0.42)	$(0.66)	$(0.22)
Diluted	$(1.37)	$(0.42)	$(0.66)	$(0.22)
Weighted-average common shares outstanding:
Basic	2,707	2,687	2,708	2,688
Diluted	2,707	2,687	2,708	2,688

Non-GAAP Financial Measures (Sales, Gross Profit and Income From Operations in Constant Dollars)

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

The table below reconciles fourth quarter 2017 constant dollar sales to GAAP sales.

	Sales - Q4 2017
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	Constant $ Change
Americas	$15.1	$15.1	$—
Asia Pacific	27.8	27.0	(0.8)
EMEA	3.5	3.3	(0.2)
Total	$46.4	$45.4	$(1.0)

The table below reconciles fiscal year 2016 and 2017 constant dollar net sales, gross profit and income from operations to GAAP net sales, gross profit and income from operations.

	2017		2016	Constant $ Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	176.7	174.4	$180.3	(5.9)	(3.3)%
Product	157.9	155.8	148.6	7.2	4.8%
Pack and associate fees(a)	14.2	14.0	26.7	(12.7)	(47.6)%
Other	4.6	4.6	5.0	(0.4)	(8.0)%
Gross profit	141.0	139.2	143.7	(4.5)	(3.1)%
Income from operations	2.5	1.9	0.7	1.2	171.4%
a)Coincident with the introduction of the 2017 Associate Compensation Plan, which was implemented on July 1, 2017, the Company collects associate fees, which each associate pays to the Company annually in order to be entitled to earn commissions, benefits and incentives for that year. The Company collected associate fees within the United States, Canada, South Africa, Japan, Australia, New Zealand, Singapore, Hong Kong, and Taiwan during the year ended December 31, 2017. Prior to the change, associates purchased packs that were bundles of products within these respective geographic markets. Since implementing the 2017 Associate Compensation Plan, total associate fees represented an immaterial amount of total sales.

Schedule A: Reconciliation of Non-GAAP Financial Measures (Net Earnings, as Adjusted)
(Unaudited and unreviewed), (Table provides Dollars in thousands)
In addition to its reported results and guidance calculated in accordance with GAAP, the Company has included in this release adjusted net earnings, a performance measure that the Securities and Exchange Commission defines as a “non-GAAP financial measure.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, in each case calculated in accordance with GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain items that management believes do not reflect the Company’s operations and underlying operational performance.
The following is a reconciliation of net loss, presented and reported in accordance with U.S. generally accepted accounting principles, to net earnings, as adjusted for certain items:

	Three Months Ended		Twelve Months Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Net loss, as reported	$(3,716)	$(1,130)	$(1,787)	$(586)
Expenses related to moving the corporate headquarters	266	—	266	—
Legal settlements	200	—	700	—
Provisional tax impact(a)	3,381	—	3,381	—
Net earnings, as adjusted	$131	$(1,130)	$2,560	$(586)
a) Relates to the estimated income tax effect of the Tax Cuts and Jobs Act on the Company’s Consolidated Financial Statements as of December 31, 2017 as discussed in Note 7, Income Taxes, to the Consolidated Financial Statements included in the annual report on form 10-K for the year ended December 31, 2017.